FIRST AMENDMENT

to

MASTER SERVICES Agreement

Between

THE HERZFELD CARIBBEAN BASIN FUND, INC.

and

Ultimus FUND SOLUTIONS, LLC

This first amendment (the “Amendment”) is effective as of January 1, 2020, and amends the Master Services Agreement, dated September 30, 2019, between The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”), and Ultimus Fund Solutions, LLC (“Ultimus”) (the “Agreement”).

1.	Amendment

The Agreement is hereby amended by deleting Section 4.4 in its entirety and replacing it with the following:

4.	Reimbursement of Expenses

4.4	The cost of obtaining secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services;

2.	Miscellaneous

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

	The Herzfeld Caribbean Basin Fund, Inc.		Ultimus Fund Solutions, LLC
By:	/s/ Erik Herzfeld	By:	/s/ David K. James
Name:	Erik Herzfeld	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated September 30, 2019, is between The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”), a corporation organized under the laws of the State of Maryland, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

Background

The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services for the Fund. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Fund retains Ultimus to act as the service provider on behalf of the Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[X]	Fund Accounting Addendum

[X]	Fund Administration Addendum

[X]	Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Fund who are affiliated persons of Ultimus, except when such person is serving as the Fund’s chief compliance officer.

2.2.	The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated under this Section 2, including, without limitation, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Board members who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

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3.	Compensation

3.1.	The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.	If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Fund shall promptly pay Ultimus’ compensation for the preceding month.

3.3.	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.	In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Fund documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Fund agrees to reimburse Ultimus for its actual out-of-pocket expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Fund’s Board of Directors (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

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4.4.	The cost of obtaining primary and secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services;

4.5.	The cost of electronic or other methods of storing records and materials;

4.6.	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

4.7.	Any expenses Ultimus shall incur at the direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.8.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”); and

4.9.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.	Maintenance of Books and Records; Record Retention

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership of Records

A.	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.	Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.	Ultimus agrees to furnish to the Fund, at the expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Fund or, upon the written request of the Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

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5.4.	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor. Notwithstanding the foregoing, Ultimus shall not have the right to subcontract for the provision of all or substantially all of the Services, without the Fund’s prior written approval. The Fund hereby consents to the engagement by Ultimus of American Stock Transfer & Trust Company, LLC (“AS&T”) to perform the services described on the Transfer Agent and Shareholder Services Addendum attached hereto, pursuant to the Master Services Agreement dated September 30, 2019 between Ultimus and AS&T, as may be amended from time to time.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first above written (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum.

8.	Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from the date first above written (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

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(3)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.	Out-of-Scope Termination. If the Fund demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Ultimus may terminate this Agreement upon 60 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.	Early Termination. Any termination by the Fund other than termination under Section 8.3.A-C is deemed an “Early Termination”. If the Fund provides a notice of early termination, the Fund is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

F.	Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. Ultimus shall be entitled to collect from the Fund, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties.

G.	Liquidation. Upon termination of this Agreement due to the liquidation of the Fund, Ultimus shall be entitled to collect from the Fund, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and (2) a reasonable liquidation fee as mutually agreed to by the parties.

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8.4.	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	[Intentionally Omitted]

10.	Standard of Care; Limits of Liability; Indemnification

10.1.	Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Fund’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing the Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties; and

(5)	any error, action or omission by the Fund or other past or current service provider.

B.	Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

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C.	A copy of the Fund’s Articles of Incorporation (the “Articles of Incorporation”) is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this Agreement is executed on behalf of the Fund and not the members of the Board individually and that the obligations of this Agreement are not binding upon any of the members of the Board, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.	To the maximum extent permitted by law, the Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties for use in delivering Ultimus’ Services to the Fund and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

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10.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

C.	Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.	The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

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(A)	It is a corporation or limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	(1) as of the close of business on the Agreement Effective Date, the Fund has 100 million shares of common stock authorized, and (2) the Fund’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act is effective and all required state securities law filings have been made.

(B)	It shall cause the investment adviser(s) and any sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as appropriate or reasonably requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

(C)	The Fund’s Articles of Incorporation, bylaws, registration statement and prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)	If any of the employees of Ultimus shall serve as an officer of the Fund, including as the CCO, President, Treasurer, Secretary or the AML Compliance Officer, they shall be covered by the Fund’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund’s Articles of Incorporation and bylaws regarding indemnification of its officers. The Fund shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

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(E)	Any officer of the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.	Insurance

13.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided by the Fund

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Ultimus the following:

(A)	copies of the Articles of Incorporation and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Fund’s bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Fund’s registration statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the Investment Company Act;

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(F)	the Fund’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(G)	the Fund’s current prospectus and statement of additional information;

(H)	a copy of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act, if applicable;

(I)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(J)	copies of the current underwriting agreement, if applicable, for the Fund;

(K)	contact information for the Fund’s service providers, including, but not limited to, the Fund’s custodian, transfer agent, independent accountants, legal counsel, and chief compliance officer; and

(L)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Fund assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.	Privacy and Confidentiality

16.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

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(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)	Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)	Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

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(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.	Press Release

Within the first 60 days following the Agreement Effective Date, the Fund agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Fund’s written consent prior to publication of such release, which consent shall not be unreasonably denied by the Fund.

18.	Non-Exclusivity

The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a director, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Cincinnati, Ohio, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

20.1.	If to the Fund:

The Herzfeld Caribbean Basin Fund, Inc.

Attn: Thomas J. Herzfeld, Chairman

119 Washington Avenue, Suite 504

Miami Beach, FL 33139

The Herzfeld Caribbean Basin Fund, Inc.
Ultimus Master Services Agreement
September 30, 2019	Page 14 of 16

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: Director of Fund Administration

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

E-mail: FundAdmin@ultimusfundsolutions.com

21.	General Provisions

21.1.	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments

(A)	Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Fund because of reorganization, recapitalization, or change of domicile.

(C)	Unless this Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Fund at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of Ohio and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

The Herzfeld Caribbean Basin Fund, Inc.
Ultimus Master Services Agreement
September 30, 2019	Page 15 of 16

21.8.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

The Herzfeld Caribbean Basin Fund, Inc.
Ultimus Master Services Agreement
September 30, 2019	Page 16 of 16

The parties duly executed this Agreement as of September 30, 2019.

	The Herzfeld Caribbean Basin Fund, Inc.		Ultimus Fund Solutions, LLC
By:	/s/ Thomas J. Herzfeld	By:	/s/ Gary Tenkman
Name:	Thomas J. Herzfeld	Name:	Gary Tenkman
Title:	Chairman	Title:	CEO and Managing Director

The Herzfeld Caribbean Basin Fund, Inc.
Ultimus Master Services Agreement
September 30, 2019	Page 17 of 16

Fund Accounting Addendum

for

The Herzfeld Caribbean Basin Fund, Inc.

This Fund Accounting Addendum, dated September 30, 2019, is between The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) pursuant to that certain Master Services Agreement dated September 30, 2019 (the “Agreement”).

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for the Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser or its designee, as approved by the Fund’s Board of Directors (hereafter referred to as “Board”);

1.3.	verify and reconcile with the Fund’s custodian cash and all daily activity;

1.4.	compute, as appropriate, the Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.	review daily the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.6.	determine unrealized appreciation and depreciation on securities held by the Fund;

1.7.	accrue income of the Fund;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from the Fund or its authorized agents on the industry standard T+1 basis;

1.11.	calculate Fund expenses based on instructions from the Fund’s administrator;

1.12.	accrue expenses of the Fund;

The Herzfeld Caribbean Basin Fund, Inc.
Fund Accounting Addendum
September 30, 2019	Page 1 of 4

1.13.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.14.	provide accounting reports in connection with the Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.15.	provide such periodic reports as agreed to by the parties;

1.16.	prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.18.	provide accounting information to the Fund’s independent registered public accounting firm in preparation of the Fund’s tax returns; and

1.19.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to, the Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund.

2.	Additional Accounting Services

Ultimus shall also perform the following additional accounting services for the Fund.

2.1.	Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by the Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Fund Holdings Reports.

2.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Fund’s reports with the SEC on Forms N-CEN, N-PORT, and N-CSR;

(C)	registration statements and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”);

The Herzfeld Caribbean Basin Fund, Inc.
Fund Accounting Addendum
September 30, 2019	Page 2 of 4

(E)	annual audit by the Fund’s independent accountants; and

(F)	examinations performed by the SEC.

2.3.	Other Services

(A)	as appropriate, compute the Fund’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings.

3.	Special Reports and Services

3.1.	Ultimus may provide additional special reports upon the request of the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

3.2.	Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

3.3.	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Fund does not conflict with or violate any requirements of its Article of Incorporation, bylaws, or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

4.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Agreement or this Fund Accounting Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

5.	Forms N-CEN and N-PORT

5.1.	If Ultimus provides fund administration to the Fund, Ultimus will prepare and file with the SEC the reports on Forms N-CEN and N-PORT.

5.2.	If Ultimus does not provide fund administration to the Fund, Ultimus will provide the fund administrator with accounting information for Forms N-CEN and N-PORT.

Signatures are located on the next page.

The Herzfeld Caribbean Basin Fund, Inc.
Fund Accounting Addendum
September 30, 2019	Page 3 of 4

The parties duly executed this Fund Accounting Addendum as of September 30, 2019.

	The Herzfeld Caribbean Basin Fund, Inc.		Ultimus Fund Solutions, LLC
By:	/s/ Thomas J. Herzfeld	By:	/s/ Gary Tenkman
Name:	Thomas J. Herzfeld	Name:	Gary Tenkman
Title:	Chairman	Title:	CEO and Managing Director

The Herzfeld Caribbean Basin Fund, Inc.
Fund Accounting Addendum
September 30, 2019	Page 4 of 4

Fund Administration Addendum

for

The Herzfeld Caribbean Basin Fund, Inc.

This Fund Administration Addendum, dated September 30, 2019, is between The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) pursuant to that certain Master Services Agreement dated September 30, 2019 (the “Agreement”).

Fund Administration Services

1.	Regulatory Reporting

Ultimus shall provide the Fund with regulatory reporting services, including:

1.1.	prepare, in consultation with Fund counsel, and supervise the filing of annual updates to prospectuses and statements of additional information in the Fund’s registration statements;

1.2.	prepare and file with the SEC (i) the reports for the Fund on Forms N-CSR, N-Q (as applicable) and N-CEN, (ii) Form N-PX, and (iii) all required notices pursuant to Rule 24f-2 under the Investment Company Act;

1.3.	prepare such reports, notice filing forms and other documents (including reports regarding the sale and repurchase of shares of the Fund as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Fund’s shares with state securities authorities, monitor the sale of Fund shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Fund to make an offering of its shares; and

1.4.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Fund.

2.	Shareholder Communications

Ultimus shall develop and prepare, with the assistance of the Fund’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices and other reports to Fund shareholders.

3.	Corporate Governance

Ultimus shall provide the following services to the Fund:

3.1.	provide individuals reasonably acceptable to the Fund’s Board of Directors (the “Board”) to serve as officers of the Fund, who will be responsible for the management of certain of the Fund’s affairs as determined and under supervision by the Board;

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of the Investment Company Act and as such bonds and policies are approved by the Board; and

3.3.	coordinate meetings of, prepare materials for, attend and write minutes of the Board’s quarterly meetings.

4.	Other Services

Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Fund; and shall provide such other services as the Fund may reasonably request that Ultimus perform consistent with its obligations under the Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Fund with, among others, the Fund’s investment adviser(s), custodian, and transfer agent;

4.2.	assist the Fund’s investment adviser and the Fund’s Chief Compliance Officer in monitoring the Fund for compliance with applicable limitations as imposed by the Investment Company Act and the rules and regulations thereunder or set forth in the Fund’s then current prospectus or statement of additional information;

4.3.	perform all reasonable and customary administrative services and functions of the Fund to the extent such administrative services and functions are not provided to the Fund by other agents of the Fund;

4.4.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund, as the Fund and Ultimus shall determine desirable;

4.5.	prepare and maintain the Fund’s operating budget to determine proper expense accruals to be charged to the Fund in order to calculate its daily net asset value;

4.6.	prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

4.7.	assist the Fund’s independent registered public accounting firm with the preparation and filing of the Fund’s tax returns;

4.8.	research and calculate the qualified dividend rate for income and short-term capital gain distributions and assist in the production of supplemental tax information letters for the Fund, if applicable;

4.9.	advise the Fund and the Board on matters concerning the Fund and its affairs including making recommendations regarding dividends and distributions;

4.10.	administer all disbursements for the Fund; and

4.11.	upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers.

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Fund does not conflict with or violate any requirements of its Articles of Incorporation, bylaws, or then-current prospectus, or any rule, regulation or requirement of any regulatory body.

6.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

The Herzfeld Caribbean Basin Fund, Inc.
Fund Administration Addendum	Page 2 of 4

7.	Liquidity Risk Management Program. Ultimus will provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the Investment Company Act. The LRMP shall include the following services:

Implementation Phase.

•	Assist in the development and implementation of the Fund’s written LRMP.
•	Perform an in-depth evaluation of the adequacy of the adviser’s written LRMP to ensure compatibility with the Fund’s LRMP.

Ongoing Services (as applicable).

•	Provide data from the Fund’s books and records
•	Assist in monitoring the Fund’s highly liquid investment minimum, if applicable, and the Fund’s level of illiquid investments (15% limit).
•	Assist with arranging Board notifications.
•	Assist in the preparation of Form N-LIQUID.
•	Add adviser’s liquidity risk discussion to shareholder reports.

8.	Legal Representation

Notwithstanding any provision of the Agreement or this Fund Administration Addendum to the contrary, Ultimus will not provide legal representation to the Fund, including through the use of attorneys that are employees of Ultimus. The Fund acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and rely on outside counsel retained by the Fund to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Fund, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

The parties duly executed this Fund Administration Addendum as of September 30, 2019.

	The Herzfeld Caribbean Basin Fund, Inc.		Ultimus Fund Solutions, LLC
By:	/s/ Thomas J. Herzfeld	By:	/s/ Gary Tenkman
Name:	Thomas J. Herzfeld	Name:	Gary Tenkman
Title:	Chairman	Title:	CEO and Managing Director

The Herzfeld Caribbean Basin Fund, Inc.
Fund Administration Addendum	Page 3 of 4

Transfer Agent and Shareholder Services Addendum

for

The Herzfeld Caribbean Basin Fund, Inc.

This Transfer Agent and Shareholder Services Addendum, dated September 30, 2019, is between The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”).

Transfer Agent and Shareholder Services

ACCOUNT MAINTENANCE AND RECORDKEEPING

•	Open new accounts, consolidate and close shareholder accounts
•	Annual record storage services (subject to additional fee)
•	Maintain all shareholder accounts
•	Process address changes, including seasonal addresses
•	Place, maintain and remove stop transfers
•	Post all debit and credit certificate transactions
•	Perform social security solicitation
•	Handle shareholder and broker inquiries, including internet correspondence
•	Respond to requests for audit confirmations
•	Monthly report for all classes of securities in Microsoft Word and HTML formats (Excel format is subject to an additional fee)

STOCK AUDIT / CONTROL BOOK FUNCTIONS

•	Maintain accurate records of outstanding shares
•	Respond to requests for audit confirmations
•	Provide web access to the total outstanding share balances

CERTIFICATE AND SECURITY ISSUANCE FUNCTIONS

•	Process all routine transfers
•	Post all debit and credit certificate transactions
•	Issue stock certificates
•	Create book entry Direct Registration System (“DRS”) positions
•	Participate in the DRS profile system, allowing broker “sweeps” of registered positions
•	Interface electronically with DTC/CEDE & CO.
•	Mail newly-issued certificates/DRS advices to shareholders
•	Replace lost or stolen stock certificates upon shareholder request
•	Issue and register all stock certificates
•	Issue shares upon exercise of stock options.
•	Process legal transfers and transactions requiring special handling
•	Provide, upon request, access to daily reports of processed transfers

REPORTING

•	Furnish, upon request, unlimited shareholder list, sorted by Fund-designated criteria

LISTS AND MAILINGS

•	Enclose multiple proxy cards to same household in one envelope, if applicable (subject to additional fee)
•	Monitor and suppress undeliverable mail until correct address is located
•	Furnish shareholder lists, in any sequence
•	Provide geographical detail reports of all stocks issued/surrendered over a specific period
•	Provide mailing labels

The Herzfeld Caribbean Basin Fund, Inc.
Transfer Agent and Shareholder Services Addendum	Page 1 of 4

WEB-BASED ORIGINAL ISSUANCE (OI) / DWAC SYSTEM 1

•	Facilitate Deposit/Withdrawal At Custodian (“DWAC”) and original issuances initiated from the Fund’s desktop via Internet
•	Accept files for original issuances
•	Allow multiple requests to be submitted on the same form at the same time
•	Notify the Fund via email when matching broker instructions have not been received
•	Provide designated brokers the ability for brokers to log into the system and track the status of Fund-submitted items
•	Report daily and monthly transactions via e-mail
•	Enforce built-in security procedures

TECHNOLOGY AND INTERNET ACCESS

•	Retrieve account information (including outstanding stock certificates and checks) 24 hours a day, 7 days per week
•	Review frequently asked questions, including transfer requirements and corporate actions data
•	Download forms (e.g., affidavit of domicile, form W8/W9, letters of transmittal and stock power)
•	Change account addresses
•	Replace lost, stolen or uncashed checks
•	Replace lost, stolen or non-received stock certificates
•	Obtain a duplicate Form 1099
•	Sign up for electronic delivery (e.g., for proxy materials)
•	Request a certificate for shares held in book-entry or plan form
•	Enroll to have dividends directed toward purchase of additional shares
•	Send e-mail inquiries concerning shareholder’s account, or conduct an online chat session with customer service representatives

SHAREHOLDERS VIA THE INTERACTIVE VOICE RESPONSE (“IVR”)

•	Obtain account-specific information, including account balance
•	Execute plan transactions, including sales and certification requests
•	Request a duplicate Form 1099, with delivery via mail or fax
•	Request a transfer package via mail or fax
•	Request forms to effect address changes, check replacements, stock certificate replacements and direct deposit enrollments
•	Obtain information pertaining to current corporate actions or other significant Fund events

SHAREHOLDER (INQUIRIES)

•	Distribute “welcome” material to new shareholders (may incur reimbursable expenses)
•	Provide assistance to shareholders related to their securities holdings as they initiate account inquiries or perform transactions, including guidance through common transactions and explanations for transaction rejections and the corrective steps required to complete their request
•	Provide 24/7 account access via the internet and IVR telephonic system
•	Provide toll-free number for shareholder-initiated telephone inquiries to call center
•	Oversee the fulfillment process for potential investors (if applicable)

[1]	Please note that Ultimus does not charge a fee for DWAC processing but that the broker may charge fees incurred from receipt of Shares.

The Herzfeld Caribbean Basin Fund, Inc.
Fund Administration Addendum	Page 2 of 4

CLIENT-DESIGNATED PERSONNEL VIA THE INTERNET

•	View and download detailed shareholder data, including: name, address of record, account number(s), number of shares held in certificate and book-entry form, historical dividend-related information and cost basis reporting information
•	Obtain total outstanding share balances
•	Utilize Ultimus’s reporting tool to generate comprehensive reports in a real-time environment, with immediate e-mail delivery
•	Issue stock options and effect delivery through the DWAC system
•	Update Fund profile and corporate information

Control Books Tracking

•	Receive daily emails of control books information
•	Review current transactions affecting the number of outstanding shares in a Fund-specified date range

Proxy Central

•	Proxy reports (either summarized or detailed) by proposal
•	Voting status on the 50 largest accounts
•	Shareholders attending the Fund annual meeting
•	DTC position listing
•	Broker voting detail

ANNUAL SHAREHOLDER MEETING

•	Process proxy votes for routine/non-routine meetings of the Fund
•	Imprint shareholders’ name on proxy cards
•	[2]Mail material to shareholders
•	Prepare and transmit daily proxy tabulation reports to the Fund by email
•	Provide certified shareholder list in hard copy if requested
•	Facilitate proxy distribution mailing

DIVIDEND DISBURSEMENT

•	Confirm in writing that the dividend notice was received
•	Prepare and calculate dividend payments
•	Coordinate dividend checks and enclosures (if applicable) mailing to the shareholders
•	Furnish one copy of the dividend register, hard copy or CD-ROM (if requested)
•	Place stop payment orders on reported lost dividend checks
•	Issue replacement dividend checks/sales checks
•	Provide copies of paid dividend checks upon request (subject to additional fee)
•	Report annual dividend income to shareholders on applicable Form 1099
•	File annual tax information electronically to the Internal Revenue Service
•	Withhold and remit backup withholding taxes as required by the Internal Revenue Service
•	Withhold foreign tax and file foreign tax reports as required by the Internal Revenue Service
•	Maintain custody and control of all undeliverable checks and forward returned items to shareholders upon confirmation of a current address

[2]	Please note that postage and processing fees will apply.

The Herzfeld Caribbean Basin Fund, Inc.
Fund Administration Addendum	Page 3 of 4

Unclaimed Property

•	Analyze and identify unclaimed or abandoned property across each class of security (if applicable)
•	Prepare and distribute due diligence notices (may incur reimbursable expenses)
•	Prepare unclaimed or abandoned property reports (including null or negative reports, if applicable)
•	Deliver all unclaimed property and reports to the applicable jurisdictions
•	Respond to shareholder and state inquiries relating to unclaimed property filings

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of September 30, 2019.

	The Herzfeld Caribbean Basin Fund, Inc.		Ultimus Fund Solutions, LLC
By:	/s/ Thomas J. Herzfeld	By:	/s/ Gary Tenkman
Name:	Thomas J. Herzfeld	Name:	Gary Tenkman
Title:	Chairman	Title:	CEO and Managing Director

The Herzfeld Caribbean Basin Fund, Inc.
Fund Administration Addendum	Page 4 of 4